Execution Version
Exhibit 4(a)

U.S. $70,000,000
AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT
dated as of November 9, 2021
among
ENTERGY NEW ORLEANS, LLC
as Borrower
THE BANKS NAMED HEREIN
as Banks
and
BANK OF AMERICA, N.A.
as Administrative Agent

TABLE OF CONTENTS
i

SCHEDULES

Schedule I         -    List of Lending Offices
Schedule II        -    Commitment Schedule

EXHIBITS

Exhibit A        -    Form of Assignment and Assumption
Exhibit B-1    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders                 That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-2    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants     That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-3    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants     That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-4    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders     That Are Partnerships For U.S. Federal Income Tax Purposes)
ii

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT dated as of November 9, 2021, among ENTERGY NEW ORLEANS, LLC, a Texas limited liability company (the “Borrower”), the banks and other financial institutions listed on the signature pages hereof (the “Banks”) and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders (as defined below) hereunder.

PRELIMINARY STATEMENTS

(1)    The Borrower has requested that the Lenders agree, on the terms and conditions set forth herein, to amend and restate in its entirety the Term Loan Credit Agreement dated as of December 18, 2019 (the “Existing Term Loan Credit Agreement”), among the Borrower, the Banks and the Administrative Agent, pursuant to which the Lenders extended term loan(s) to the Borrower in the full amount of the Commitments (as defined in the Existing Term Loan Credit Agreement) in the aggregate amount of Seventy Million Dollars ($70,000,000), in order to, among other things, extend the maturity date for such term loan(s) and amend the interest rate applicable thereto.
(2)    Subject to the terms and conditions of this Agreement, the Lenders and the Administrative Agent are willing to make the amendments requested by the Borrower, effective as of the Restatement Effective Date (as defined below).
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.    Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” has the meaning specified in the preamble hereto.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agent Parties” has the meaning specified in Section 8.11(c).

“Agreement” means the Existing Term Loan Agreement, as amended and restated by this Amended and Restated Term Loan Agreement, as further amended, supplemented or modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto.
“Bank of America” has the meaning specified in the preamble hereto.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banks” has the meaning specified in the preamble hereto.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing” means the borrowing made on the Original Closing Date consisting of simultaneous Term Loans made by each of the lenders party to the Existing Term Loan Credit Agreement pursuant to Section 2.01 thereof.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York City.
“Capitalization” means, as of any date of determination, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, an amount equal to the sum of (i) the total principal amount of all Debt of the Borrower and its Subsidiaries outstanding on such date, (ii) Consolidated Net Worth as of such date and (iii) to the extent not otherwise included in Capitalization, all preferred stock and other preferred securities of the Borrower and its Subsidiaries, including preferred or preference securities issued by any subsidiary trust, outstanding on such date.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning specified in Section 8.18.
“City Council” means the Council of the City of New Orleans.
“City Council Authorization” means the authorization of the City Council in Resolution number R-20-226 granted to the Borrower effective as of July 16, 2020, which authorization provides that it is effective through July 14, 2022, as amended, extended, supplemented, replaced or renewed from time to time to authorize the Borrower’s incurrence of long-term indebtedness.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.
“Commitment” has the meaning specified in Section 2.01.
“Common Equity” means the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that have ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.
“Communication” has the meaning specified in Section 8.11(a).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Worth” means the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of the date of determination in accordance with GAAP, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in such capital stock and surplus of Subsidiaries.
“Covered Party” has the meaning specified in Section 8.20.
“Credit Parties” means the Administrative Agent and the Lenders.
“Debt” of any Person means (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of such Person (i) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, (ii) to pay the deferred purchase price of property or services (other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due), (iii) as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as finance leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (v) under any Guaranty Obligations.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Deferred Tax Note Obligations” means Debt of the Borrower in a maximum aggregate principal amount equal to $25,500,000 evidenced by that certain Intercompany Note, dated as of September 15, 2015, made by the Borrower in favor of Entergy Louisiana, LLC for deferred tax recoveries related to the Borrower’s purchase of assets that currently support the provision of service to customers in Algiers in Orleans Parish in the State of Louisiana.
“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and Current Reports on Form 8-K filed in 2021 prior to the Restatement Effective Date.
“EDGAR” means the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning specified in Section 8.10.
“Electronic Signature” has the meaning specified in Section 8.10.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Eligible Securitization Bonds” means securities, however denominated, that are issued by any direct or indirect Subsidiary of the Borrower or any other Person under which recourse is limited to assets that are primarily rights to collect charges that are authorized by law (including, without limitation, pursuant to any order of any governmental authority authorized by law to regulate public utilities) to be invoiced to customers of the Borrower.

“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.
“ERISA Affiliate” of a Person or entity means any Person, trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of, or that would otherwise be aggregated with such Person or entity under, Section 414 of the Code.
“ERISA Plan” means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA (other than a Multiemployer Plan).
“ERISA Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 8.07(e)) or (B) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.10(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, however, that if the Federal Funds Rate as so determined would be less than zero (0.00%), such rate shall be deemed to be zero (0.00%) for the purposes of this Agreement.
“Fee Letter” means the letter agreement, dated as of November 9, 2021, between the Borrower and Bank of America.
“FERC Authorization” means, the authorization of the Federal Energy Regulatory Commission granted to the Borrower in Docket Number ES20-37-000 issued June 29, 2020 and effective as of July 15, 2020, which authorization provides that it is effective through July 14, 2022.
“Fixed Rate” has the meaning specified in Section 2.06.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States as in effect as of the date of determination thereof.

“Governmental Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 8.07(g).
“Guaranty Obligations” means direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person, including, without limitation, Support Obligations.
“Hybrid Securities” means (i) debt or preferred or preference equity securities (however designated or denominated) of the Borrower or any of its Subsidiaries that are mandatorily convertible into Common Equity or Preferred Equity of the Borrower or any of its Subsidiaries, provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) securities of the Borrower or any of its Subsidiaries that (A) are afforded equity treatment (whether full or partial) by S&P or Moody’s at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Maturity Date, (iii) any other securities (however designated or denominated), that are (A) issued by the Borrower or any of its Subsidiaries, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of the issuer of such securities or guaranty and (iv) QUIPS.
“Indemnified Person” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Body, in each case whether or not having the force of law.

“Lenders” means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Section 8.07.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the

Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, each promissory note, if any, delivered under Section 2.12 and the Fee Letter, in each case, as any of the foregoing may be amended, supplemented or modified from time to time.
“Majority Lenders” means at any time Lenders to which are owed more than 50% of the then aggregate unpaid principal amount of the Term Loans; provided, that for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Term Loans or (ii) determining the aggregate unpaid principal amount of the Term Loans.
“Mandatorily Redeemable Stock” means, with respect to any Person, such Person’s Common Equity or Preferred Equity to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Debt or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.
“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.
“Material Adverse Effect” means (i) any material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries considered on a consolidated basis, or (ii) any material adverse effect on the legality, validity or enforceability against the Borrower of any Loan Document.
“Maturity Date” means May 31, 2023 (except that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day).
“Maximum Rate” has the meaning specified in Section 8.18.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage Indenture” means the Mortgage and Deed of Trust, dated as of May 1, 1987, between the Borrower and The Bank of New York Mellon, as successor trustee,

as amended, restated, supplemented or otherwise modified from time to time (except as expressly provided otherwise herein), together with any supplemental indentures issued pursuant thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.
“Non-Consenting Lender” means any Lender hereunder that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (b) has been approved by the Majority Lenders.
“Non-Recourse Debt” means any Debt of any Subsidiary of the Borrower that does not constitute Debt of the Borrower or any Significant Subsidiary.
“NYFRB” means the Federal Reserve Bank of New York.
“Original Closing Date” means December 18, 2019.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07(e)).
“Parent” means Entergy Corporation, a Delaware corporation, or its successors and permitted assigns.
“Participant” has the meaning specified in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).
“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as in effect from time to time.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 8.11(b).
“Preferred Equity” means any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.
“Prepayment Fee” has the meaning specified in Section 2.07(b).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 8.23.
“QUIPS” means, on any date of determination, all outstanding preferred stock and other preferred securities of the Borrower and its Subsidiaries, including preferred securities issued by any subsidiary trust.
“Rate Contract” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or its Subsidiaries hereunder.
“Register” has the meaning specified in Section 8.07(c).
“Related Parties” means with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.
“Rescindable Amount” has the meaning as defined in Section 2.13.
“Resignation Effective Date” has the meaning specified in Section 7.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Effective Date” means the first date on which all of the conditions precedent in Section 3.01 are satisfied (or waived in accordance with Section 8.01).
“S&P” means S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC business, or any successor thereto.
“Sanctioned Country” means, at any time of determination, a country, region or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time of determination, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (a) or (b), or (d) any Person, to the Borrower’s knowledge, with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Significant Subsidiary” means any Subsidiary of the Borrower: (i) the total assets (after intercompany eliminations) of which exceed 10% of the total assets of the Borrower and its Subsidiaries or (ii) the net worth of which exceeds 10% of the Consolidated Net Worth of the Borrower and its Subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries.

“SPC” has the meaning specified in Section 8.07(g).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Support Obligations” means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-funded debt payment obligations of the primary obligor of such Debt.
“Supported QFC” has the meaning specified in Section 8.20.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means each term loan made to the Borrower by each lender party to the Existing Term Loan Credit Agreement on the Original Closing Date in the aggregate amount of Seventy Million Dollars ($70,000,000), which term loan is continued as a term loan hereunder.
“Trust Indenture Act” has the meaning specified in Section 7.08.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 8.20.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.10(g)(ii)(B)(3).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United

Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local law.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Computation of Time Periods.
In this Agreement and any other Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
Section 1.03.    Accounting Terms and Principles.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If changes in GAAP after the date hereof or the application thereof used in the preparation of any financial statement of the Borrower affect compliance with the provisions of this Agreement, including but not limited to compliance with the financial covenant contained in Section 5.02(b) hereof, the Borrower, the Administrative Agent or the Majority Lenders may request, by written notice to the others, an amendment to any provision hereof to eliminate the effect of any such change, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof. On and after such request for an amendment, such provisions shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until (i) such notice shall have been withdrawn or (ii) such provisions shall have been amended in accordance herewith. Upon the receipt of any such notice requesting such an amendment, the parties agree to negotiate in good faith such modifications as are necessary as a result of such changes in GAAP.

Section 1.04.    Statutory Divisions.
In this Agreement, unless the context otherwise requires, for all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person and the original Person survives such division in any form for any period, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity securities at such time.
Article II
AMOUNTS AND TERMS OF THE TERM LOANS
Section 2.01.    The Commitments.
Each Lender party hereto, which was also a lender party to the Existing Term Loan Credit Agreement, severally, on the terms and conditions set forth in the Original Term Loan Credit Agreement, made a single term loan to the Borrower on the Original Closing Date in the aggregate amount set forth opposite such Lender’s name on Schedule II thereto and hereto (such Lender’s “Commitment”). The Term Loan, if repaid or prepaid, may not be reborrowed.
Section 2.02.    [Reserved].
Section 2.03.    Fees.
The Borrower agrees to pay the fees payable by it in such amounts and on such terms as set forth in the Fee Letter.
Section 2.04.    Termination of the Commitments.
The Commitments automatically and permanently terminated on the Closing Date upon the funding of the Term Loans.
Section 2.05.    Repayment of Term Loans.
The Borrower shall repay the principal amount of each Term Loan made by each Lender no later than the Maturity Date.
Section 2.06.    Interest on Term Loans.
The Borrower shall pay interest on the unpaid principal amount of each Term Loan made by each Lender from the Restatement Effective Date until such principal amount shall be paid in full, at a rate equal to 2.50% per annum (the “Fixed Rate”), payable quarterly on the last day of each March, June, September and December, starting with the quarter ending December 31, 2021, and on the date such Term Loan shall be paid in full.

Section 2.07.    Prepayments.
(a)    The Borrower may, upon at least two Business Days’ notice to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amounts of the Term Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or any integral multiple of $100,000 in excess thereof. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to make such prepayment on the date and in the amount specified in any such notice, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds of such Lender, or the termination of swaps or other hedging arrangements with respect to the interest rate risks associated with respect to the funds acquired by such Lender to fund its Term Loan, or otherwise.
    (b)    Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee (a “Prepayment Fee”) calculated by the Administrative Agent (which shall be conclusive absent manifest error). The Prepayment Fee with respect to any such prepayment shall be equal to the present value of the difference, if positive, between (i) the sum of the interest payments that would have accrued through the Maturity Date on the principal amount of the Term Loan being prepaid at the Fixed Rate, as if the prepayment had not been made, less (ii) the sum of the interest payments that would have accrued through the Maturity Date on the principal amount of the Term Loan being prepaid at a fixed interest rate equal to the Reinvestment Rate, as if the prepayment had not been made. For purposes of the calculation of the Prepayment Fee, "Reinvestment Rate" means with respect to the principal amount of the Term Loan being prepaid on any date, the Swap Rate on the date the Prepayment Fee is calculated by the Administrative Agent for a term corresponding to the period of time remaining to the Maturity Date, interpolated, if necessary, and "Swap Rate" means, as of any date, the offered U.S. Dollar interest rate swap rate for a fixed rate payer determined by the Administrative Agent on such date by reference to the Bloomberg service or such other similar data source then used by the Administrative Agent for determining such rate.
Section 2.08.    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining such Term Loan or of maintaining its obligation to make such Term Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or the Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Increased Costs. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.08 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.09.    Payments and Computations.
(a)The Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in United States dollars to the Administrative Agent free and clear of and without condition or reduction for any defense, setoff, recoupment or counterclaim at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.03, 2.08 or 2.10) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender, to such Lender for the account of its Lending Office to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time to the extent permitted by law against any or all of the Borrower’s accounts with such Lender any amount so due.
(c)All computations of interest shall be made by the Administrative Agent on the basis of a 360-day year of twelve 30-day months and for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of any interest due on such amount, provided that in the case of interest payments on the Term Loans, such payment on the next succeeding Business Day shall be made in the same amount as if made on the original payment date therefor, and, if such payment of interest is made on such next succeeding Business Day, no interest shall accrue on the amounts so payable for the period from and after such original payment date to such next succeeding Business Day.
(e)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
(f)Notwithstanding anything to the contrary contained herein, any Term Loan or other amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise), and all Term Loans at any time an Event of Default shall have occurred and be continuing, shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times, in the case of each Term Loan, to the applicable interest rate in effect from time to time for such Term Loan plus 2% per annum, and, in the case of other amounts, to the Base Rate plus 2% per annum, payable in each case upon demand.

        Section 2.10.    Taxes.
(a)Defined Terms. For purposes of this Section 2.10, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrower by such Recipient (with a copy to the Administrative Agent, unless the Administrative Agent is such Recipient), or by the Administrative Agent on its own behalf or on behalf of any other Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Body pursuant to this Section 2.10, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest”

article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3 hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 hereto on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Sections 1.1471-2(b)(2)(i) and 1.1471-2T(b)(2)(i).
(j)Survival. Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.11.    Sharing of Payments, Etc.
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loan made by it (other than pursuant to the Fee Letter or to Section 2.03, 2.08 or 2.10), such Lender shall forthwith purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (ii) the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of its Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.12.    Noteless Agreement; Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.
(d)Any Lender may request that its Term Loan be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender and in a form acceptable to the Borrower and the Administrative Agent. Thereafter, the Term Loans evidenced by such note(s) and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by notes from the Borrower, payable to the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such notes for cancellation and requests that such Borrowings once again be evidenced as in subsections (a) and (b) above.
Section 2.13.    Payments by Borrower; Presumptions by Administrative Agent.
(a)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.
(b)With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(c)A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 2.13 shall be conclusive, absent manifest error.

Article III
CONDITIONS OF EFFECTIVENESS
Section 3.01.    Conditions Precedent to Effectiveness.
The effectiveness of the amendment and restatement of the Existing Term Loan Credit Agreement is subject to satisfaction of each the following conditions precedent on or before such date:
(a)The Administrative Agent shall have received the following on or before the Restatement Effective Date, each dated such date (except for the Disclosure Documents and the Fee Letter), in form and substance satisfactory to the Administrative Agent and (except for the notes described in paragraph (i) and the Fee Letter) with one copy for each Lender:

(i)(A) This Agreement, duly executed by each of the parties hereto, and (B) a promissory note payable to the order of each Lender that requests one pursuant to Section 2.12, if requested by such Lender, duly completed and executed by the Borrower;
(ii)Certified copies of the resolutions of the governing body of the Borrower approving this Agreement, and of all documents evidencing other necessary limited liability company action with respect to this Agreement;
(iii)A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the organizational documents of the Borrower, in each case as in effect on the Restatement Effective Date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (if any) required for the due execution, delivery and performance by the Borrower of this Agreement;
(iv)Copies of all the Disclosure Documents (it being agreed that such Disclosure Documents will be deemed to have been delivered under this clause (iv) if such documents are publicly available on EDGAR or on the Borrower’s website no later than the third Business Day immediately preceding the Restatement Effective Date);
(v)One or more favorable opinions of counsel (including the opinions of in-house counsel and special New York and Texas counsel) for the Borrower in form and substance satisfactory to the Administrative Agent;
(vi)The Fee Letter duly executed by each of the parties thereto;
(vii)All documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Restatement Effective Date; and
(viii)At least five (5) days prior to the Restatement Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to Borrower.
(b)The Borrower shall have paid to the Lenders all accrued and unpaid interest pursuant to Section 2.06 of the Existing Term Loan Credit Agreement and any other amounts then due and owing by the Borrower to the Lenders pursuant to the Existing Term Loan Credit Agreement (other than the Term Loans that are continuing to remain outstanding under this Agreement).
(c)The Administrative Agent shall have received the fees payable pursuant to the Fee Letter.

(d)The following statements shall be true:
(i)The representations and warranties contained in Section 4.01 (excluding those contained in the last sentence of subsection (e) and in subsections (f) and (n) thereof) are true and correct on and as of the Restatement Effective Date, before and after giving effect to the amendment and restatement of the Existing Term Loan Credit Agreement, as though made on and as of such date;
(ii)The Term Loans comport with the terms and conditions of the City Council Authorization and the FERC Authorization; and
(iii)No event has occurred and is continuing, before and after giving effect to the amendment and restatement of the Existing Term Loan Credit Agreement, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.
(e)The Administrative Agent shall have received such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent or any Lender may reasonably request through the Administrative Agent.
Article IV
REPRESENTATIONS AND WARRANTIES
Section 4.01.    Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:
(a)The Borrower is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) duly qualified to do business as a foreign organization in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect its business, condition (financial or otherwise), operations, properties or prospects.
(b)The execution, delivery and performance by the Borrower of each Loan Document to which it is, or is to become, a party, are within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the Borrower’s organizational documents, (ii) law applicable to the Borrower or its properties, or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.
(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement (including maintaining the Term Loans under this Agreement) or any other Loan Document to which it is, or is to become, a party, except for the City Council Authorization and FERC Authorization, both of which have been duly obtained and are in full force and effect.

(d)This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(e)The consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2020 and for the year ended on such date, as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of the Borrower and its Subsidiaries as of March 31, 2021, June 30, 2021, and September 30, 2021, and for the fiscal quarters ended on such dates, as set forth in the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended on such dates, as filed with the SEC, copies of each of which have been furnished to each Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, in accordance with GAAP, subject, in the case of such financial statements for the fiscal quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, to year-end adjustments and the absence of detailed footnotes. Except as disclosed in the Disclosure Documents, since December 31, 2020, there has been no material adverse change in the financial condition or operations of the Borrower.
(f)Except as disclosed in the Disclosure Documents, there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a Material Adverse Effect.
(g)No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
(h)The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. After applying the proceeds of each Term Loan, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.02(a), (c) or (d) will consist of or be represented by Margin Stock.
(i)The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j)Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Termination Event has occurred, or is reasonably expected to occur, with respect to any ERISA Plan.
(k)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each ERISA Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such ERISA Plan, and since the date of such Schedule B there has been no change in such funding status that could reasonably be expected to result in a Material Adverse Effect.
(l)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower has not incurred, and does not reasonably expect to incur, any withdrawal liability under ERISA to any Multiemployer Plan and (ii) neither the Borrower nor any of its ERISA Affiliates has incurred any liability or obligation under the WARN Act, which remains unpaid or unsatisfied.
(m)The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby, when considered in their totality together with the information set forth in the Borrower’s periodic reports filed as of any date of determination with the SEC under the Securities Exchange Act of 1934, as amended, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect; provided that, with respect to projections and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Borrower and actual results may vary from the projections and such variations may be material and, accordingly, the Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.
(n)As of the date delivered, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.
(o)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary thereof or any of their respective officers or employees, or (b) to the knowledge of the Borrower, any director or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(p)All payments due from the Borrower or any of its ERISA Affiliates on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or properly accrued on the financial statements of the Borrower or such ERISA Affiliate, as applicable, in accordance with GAAP.
(q)The Borrower has filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except (a) Taxes that that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Article V
COVENANTS OF THE BORROWER
Section 5.01.    Affirmative Covenants.
So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:
(a)Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes; Inspection Rights.
(i)keep proper books of record and account, all in accordance with GAAP;
(ii)except as otherwise permitted by Section 5.02(c), preserve and keep in full force and effect its existence and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business; provided, however, that the Borrower may change its form of organization from a corporation to a limited liability company or from a limited liability company to a corporation if (A) such change shall not affect any obligations of the Borrower under the Loan Documents and (B) the Borrower shall deliver to the Administrative Agent (x) prompt notice of such change, (y) certified true and correct copies of the organizational documents of the Borrower after giving effect to such change and (z) all information requested by the Administrative Agent or any Lender in order to comply with its obligations under the Patriot Act referred to in Section 8.14;
(iii)maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and not necessary to carry on its business;

(iv)comply, and cause its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings diligently conducted and adequate reserves for the payment thereof in accordance with GAAP are being maintained, and compliance with ERISA and Environmental Laws;
(v)maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender, through the Administrative Agent, may reasonably request;
(vi)pay and discharge its obligations and liabilities in the ordinary course of business, except to the extent that such obligations and liabilities are being contested in good faith by appropriate proceedings; and
(vii)from time to time upon reasonable notice, permit or arrange for the Administrative Agent, the Lenders and their respective agents and representatives to inspect the records and books of account of the Borrower and its Subsidiaries during regular business hours; provided, that such inspections shall not occur more frequently than once per calendar year unless a default or Event of Default shall have occurred and be continuing.
(b)Use of Proceeds. Use the proceeds of the Term Loans for general corporate purposes.
(c)Reporting Requirements. Furnish to the Lenders:
(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and (B) consolidated statements of income and member’s equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by a duly authorized officer of the Borrower as having been prepared in accordance with GAAP;
(ii)as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated financial statements for such year certified without qualification by Deloitte & Touche LLP (or such other nationally recognized public accounting firm selected by the Borrower), and certified by a duly authorized officer of the Borrower as having been prepared in accordance with GAAP;

(iii)concurrently with the delivery of the financial statements specified in clauses (i) and (ii) above, a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, (A) stating that no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement setting forth details of such Event of Default, as the case may be, and the action that the Borrower has taken and proposes to take with respect thereto and (B) setting forth in a true and correct manner, the calculation of the ratio contemplated by Section 5.02(b) hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenant contained in Section 5.02(b) hereof;
(iv)as soon as possible and in any event within five days after the Borrower has knowledge of the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the duly authorized officer of the Borrower setting forth details of such Event of Default or event, as the case may be, and the actions that the Borrower has taken and proposes to take with respect thereto;
(v)as soon as possible and in any event within ten days after the Borrower knows or has reason to know that any litigation against, or any arbitration, administrative, governmental or regulatory proceeding involving, the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, notice of such litigation describing in reasonable detail the facts and circumstances concerning such litigation and the Borrower’s or such Subsidiary’s proposed actions in connection therewith;
(vi)promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements which the Borrower files with the SEC or any national securities exchange pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;
(vii)as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any ERISA Termination Event with respect to any ERISA Plan has occurred, a statement of a duly authorized officer of the Borrower describing such ERISA Termination Event and the action, if any, that the Borrower proposes to take with respect thereto;
(viii)promptly and in any event within ten Business Days after receipt thereof by the Borrower from the PBGC, copies of each notice received by the Borrower of the PBGC’s intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;
(ix)promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan;

(x)promptly and in any event within ten Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, a copy of each notice concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;
(xi)promptly and in any event within five Business Days after S&P or Moody’s has changed any rating assigned to the Borrower’s senior unsecured long-term debt (or the Borrower’s issuer or corporate rating, as applicable), notice of such change;
(xii)subject to Sections 5.02(c) and 5.02(d), promptly and in any event within 30 days of any disposition, merger or consolidation that would result in a name change or significant change in the organizational structure of the Borrower, notice of such change;
(xiii)promptly after the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower; and
(xiv)such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
The financial statements and reports described in paragraphs (i), (ii) and (vi) above will be deemed to have been delivered hereunder if such documents are publicly available on EDGAR or on the Borrower’s website no later than the date specified for delivery of the same under paragraph (i), (ii) or (vi), as applicable, above. If any financial statements or report described in (i) and (ii) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
(d)Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.02.    Negative Covenants.
So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:
(a)Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any of its Significant Subsidiaries), in each case to secure or provide for the payment of Debt, other than: (i) Liens in existence on the Restatement Effective Date; (ii) Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings diligently conducted and for which the Borrower has provided adequate reserves for the payment thereof in accordance with GAAP; (iii) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation; (iv) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to the Borrower; (v) purchase money mortgages or other liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (vi) Liens imposed by law such as materialmen’s, mechanics’, carriers’, workers’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted; (vii) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that such Liens, in the aggregate, shall not exceed $20,000,000 at any one time outstanding; (viii)  Liens created by or pursuant to the Mortgage Indenture of the Borrower; (ix) other Liens not otherwise referred to in the foregoing clauses (i) through (viii) above, provided that such Liens, in the aggregate, shall not secure obligations in excess of $20,000,000 at any one time; (x) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred to in the foregoing clauses (i) through (vi) and (viii) above, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Lien so extended, renewed or replaced (and any improvements on such property); and (xi) Liens on rights or other property purported to be transferred to the issuer of Eligible Securitization Bonds or another entity to secure Eligible Securitization Bonds; provided, further, that no Lien permitted under the foregoing clauses (i) through (xi) shall be placed upon any shares of any class of equity security of any Significant Subsidiary unless the obligations of the Borrower to the Lenders hereunder are simultaneously and ratably secured by such Lien pursuant to documentation satisfactory to the Lenders.
(b)Limitation on Debt. Permit the total principal amount of all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis and without duplication of liability therefor, at any time to exceed 65% of Capitalization determined as of the last day of the most recently ended fiscal quarter of the Borrower; provided, however, that for purposes of this Section 5.02(b), (i) “Debt” and “Capitalization” shall not include (A) Hybrid Securities, (B) any Debt of any Subsidiary of the Borrower that is Non-Recourse Debt, (C) Eligible Securitization Bonds and (D) the Deferred Tax Note Obligations, and (ii) “Capitalization” shall exclude changes to other comprehensive income resulting from (x) pension and other post-retirement benefits liability adjustments and (y) mark-to-market non-cash adjustments relating to accounting for derivatives.
(c)Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Borrower may merge with any other Person, provided that, immediately after giving effect to any such merger, (i) the Borrower is the surviving Person or the merger is to effect a change in the Borrower’s form of organization permitted by the proviso in Section 5.01(a)(ii), (ii) no event shall have occurred and be continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, and (iii) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which would not be permissible with respect to it or its property under this Agreement on the date of such transaction.

(d)Disposition of Assets. (i) Sell, lease, transfer or otherwise dispose of any shares of Common Equity of any Significant Subsidiary, whether now owned or hereafter acquired by the Borrower, or permit any Significant Subsidiary to do so or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), or permit any Significant Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), assets representing in the aggregate amount more than 10% (determined at the time of each such transaction) of its Consolidated Net Worth to any entity other than any wholly owned Subsidiary of the Borrower.
(e)No Violation of Anti-Corruption Laws or Sanctions. Request any Term Loan, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use any proceeds of any Term Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Article VI
EVENTS OF DEFAULT AND REMEDIES
Section 6.01.    Events of Default.
Each of the following events shall constitute an “Event of Default” hereunder:
(a)The Borrower shall fail to pay any principal of any Term Loan when the same becomes due and payable, or shall fail to pay interest thereon or any other amount payable under this Agreement within five (5) Business Days after the same becomes due and payable; or
(b)Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made; or
(c)The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)The Borrower shall fail to pay any principal of or premium or interest on any Debt of the Borrower that is outstanding in a principal amount in excess of $1,000,000 in the aggregate (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or
(e)The occurrence of any event or the existence of any condition under any agreement or instrument relating to any Debt of a Significant Subsidiary that is outstanding in a principal amount in excess of $1,000,000 in the aggregate, which occurrence or event results in the declaration (after the applicable grace period, if any) of such Debt being due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(f)The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any organizational action to authorize or to consent to any of the actions set forth above in this subsection (f); or
(g)Any judgment or order for the payment of money in excess of $20,000,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)(i)  An ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall fail to maintain the minimum funding standards required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or any ERISA Affiliate of the Borrower has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have occurred, and in the case of any event described in clauses (i) through (iv), such event could reasonably be expected to result in a Material Adverse Effect; or
(i)The Parent shall cease to own (directly or indirectly) 80% of the Common Equity of the Borrower, provided, however, that in the case of indirect ownership, Persons other than the Parent may own Preferred Equity of intermediate Subsidiaries as long as no such Preferred Equity is convertible into Common Equity; or
(j)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or (ii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s organizational documents.
Section 6.02.    Remedies.
If any Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make any Term Loan to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Federal Bankruptcy Code, the Term Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
Article VII
THE AGENT
Section 7.01.    Authorization and Action.
Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Term Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
Section 7.02.    Administrative Agent’s Reliance, Etc.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, e-mail, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.
Section 7.03.    Bank of America and Affiliates.
With respect to the Term Loan made by it, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Bank of America were not the Administrative Agent and without any duty to account therefor to the Lenders.
Section 7.04.    Lender Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 7.05.    Indemnification.
The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Term Loans then outstanding to each of them (or if no Term Loans are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent (in its capacity as such) under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.
Section 7.06.    Successor Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States of America and a combined capital and surplus of at least $500,000,000; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)The Majority Lenders may at any time, to the extent permitted by applicable law, by notice in writing to the Borrower and to the Person serving as Administrative Agent remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. On the Removal Effective Date, the Borrower shall pay in full all amounts due and payable to the removed Administrative Agent hereunder and under the other Loan Documents.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 7.07.    Trust Indenture Act.
In the event that the Administrative Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any of the Borrower’s obligations hereunder by or on behalf of Bank of America in its capacity as Administrative Agent for the benefit of any Lender hereunder (other than Bank of America or an Affiliate of Bank of America) and that is applied in accordance with the terms hereof shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
Section 7.08.    Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of any amount due and owing hereunder by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

Article VIII
MISCELLANEOUS
Section 8.01.    Amendments, Etc.
No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest (or rate of interest) on, the Term Loans or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loans, or change the definition of “Majority Lenders” or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (f) change the provisions requiring pro rata sharing of payments under Section 2.09 or amend or waive Section 2.11 or (g) amend this Section 8.01; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and provided further, that this Agreement may be amended and restated without the consent of any Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender or the Administrative Agent, as the case may be.
Section 8.02.    Notices, Etc.
(a)Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including via electronic communication pursuant to Section 8.11) and mailed, emailed, sent by facsimile or delivered, if to the Borrower, at its address at 639 Loyola Avenue, New Orleans, Louisiana 70113, Attention: Kevin J. Marino, Assistant Treasurer, Email: kmarino@entergy.com; if to any Bank, at its Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender and if to the Administrative Agent, at its address at 620 S Tryon St., Charlotte, NC 28255, Attention: Holli Balzer, Telephone: 704-302-7836; Email: holli.deyerle@bofa.com; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be deemed to have been given on the date of receipt (i) if mailed, sent by facsimile or delivered by hand or overnight courier service and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section and (ii) if emailed and received in accordance with Section 8.11. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day. Except as otherwise provided in Section 5.01(c), notices and other communications given by the Borrower to the Administrative Agent shall be deemed given to the Lenders.
(b)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 8.03.    No Waiver; Remedies.
No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04.    Costs and Expenses; Indemnification.
(a)The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement and the other Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. Any invoices to the Borrower with respect to the aforementioned expenses shall describe such costs and expenses in reasonable detail. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel), incurred by the Administrative Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of, and the protection of the rights of the Lenders under, this Agreement and the other Loan Documents, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).
(b)The Borrower hereby agrees to indemnify and hold each Lender, the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any Person or entity by reason of or in connection with the execution, delivery or performance of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, or the use by the Borrower or any of its Subsidiaries of the proceeds of any Term Loan, AND THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON, except that no Indemnified Person shall be entitled to any indemnification hereunder to the extent that such claims, damages, losses, liabilities, costs or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The Borrower’s obligations under this Section 8.04(b) shall survive the repayment of all amounts owing to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(b) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. The Borrower also agrees not to assert, and hereby waives, any claim against any Lender, any of such Lender’s affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any other Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Term Loans. No Indemnified Person referred to in this subsection (b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section 8.05.    Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Term Loans due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 8.06.    Binding Effect.
This Agreement shall become effective when it shall have been executed by the Borrower, the Lenders and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate any rights hereunder (or any interest herein) or duties or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and all the Lenders.

Section 8.07.    Assignments and Participations.
(a)Successors and Assigns by Lenders Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Term Loan at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(v)No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08, 2.10 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the

Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Each Lender may at any time sell participations to one or more banks, financial institutions or other entities (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the maker of any such Term Loan for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).
    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the provision in Section 8.01 relating to amendments, waivers or consents requiring unanimous consent of the Lenders that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08 and 2.10 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Sections 2.08 and 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.10(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loans or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Mitigation Obligations; Replacement of Lenders.
(i)Designation of a Different Lending Office. If any Lender requests compensation under Section 2.08, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(ii)Replacement of Lenders. If any Lender requests compensation under Section 2.08, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.10 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 8.07(e)(i), or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.08 or Section 2.10) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A)no event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both;
(B)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b);
(C)such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents)

from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(D)in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter;
(E)such assignment does not conflict with applicable law; and
(F)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable extension, amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(f)Certain Pledges. Anything in this Section 8.07 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Term Loan, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.08 than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Term Loan to the Borrower. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the

Borrower, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Term Loan made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Term Loan to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Term Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Term Loan is being funded by an SPC at the time of such amendment.
Section 8.08.    Governing Law.
THIS AGREEMENT AND ANY NOTE ISSUED PURSUANT TO SECTION 2.12 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 8.09.    Consent to Jurisdiction; Waiver of Jury Trial.
(a)To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City, Borough of Manhattan, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS

AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
Section 8.10.    Execution in Counterparts.
This Agreement may be in the form of an Electronic Record, executed using Electronic Signatures and executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption and any certificate or other instrument delivered pursuant to this Agreement or other Loan Document, shall be deemed to include electronic signatures or Electronic Records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in all applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. In addition, if any Lender or the Administrative Agent reasonably requests that any party hereto manually execute any Loan Document, certificate or instrument that has not been manually executed by such party, such party shall provide a manually executed original to the party making such request promptly following such request.
Section 8.11.    Electronic Communications.
(a)The Borrower hereby agrees that, to the extent the Borrower is so able, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a borrowing or other extension of credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to holli.deyerle@bofa.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. To the extent the Borrower is unable to deliver any portion of the Communications in an electronic/soft medium form, the Borrower shall promptly deliver hard copies of such Communications to the Administrative Agent.
(b)The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak, the Internet or another similar electronic system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM OR OTHERWISE THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e)Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.
Section 8.12.    Severability.
Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
Section 8.13.    Headings.
Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.14.    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 8.15.    Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives on a “need to know” basis (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.15, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (C) any rating agency, (D) the CUSIP Service Bureau or any similar organization or (E) any credit insurance provider relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.15 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 8.16.    Entire Agreement.
This Agreement, the Fee Letter and any promissory notes issued hereunder constitute the entire agreement among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letter. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.17.    Texas Revolving Credit Statute. If, notwithstanding the provisions of Section 8.08, Texas law shall be applied by any Governmental Body to this Agreement, any other Loan Document or the obligations of the Borrower hereunder or thereunder, the Borrower hereby agrees that Chapter 346 of the Texas Finance Code, as amended, shall not govern or in any manner apply to its obligations hereunder.
Section 8.18.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender making such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 8.18 shall be cumulated and the interest and charges payable to such Lender in respect of other

Term Loans or periods shall be increased (but not above the Maximum Rate applicable thereto) until such cumulated amount, together with interest thereon at the Fixed Rate to the date of repayment, shall have been received by such Lender; provided that if Texas law shall establish the Maximum Rate, the Maximum Rate shall be the applicable weekly ceiling under Chapter 303 of the Texas Finance Code.
Section 8.19.    No Fiduciary Duty. The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its securities holders and/or their Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its securities holders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its securities holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its securities holders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents, and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, securities holders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
Section 8.20.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), that in the event that a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event that a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
As used in this Section 8.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 8.21.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent that an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Credit Party that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Credit Party that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 8.22.    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,
(ii)The transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.23.    Amendment and Restatement of Existing Term Loan Credit Agreement.
This Agreement continues in effect the Existing Term Loan Credit Agreement, and the Existing Term Loan Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement, which shall supersede all terms and provisions of the Existing Term Loan Credit Agreement effective from and after the Restatement Effective Date. This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing by the Borrower under the Existing Term Loan Credit Agreement or a waiver or release of any indebtedness or other obligations owing, or any “Event of Default” or event that, with the giving of notice or passage of time or both, would be an “Event of Default” (each as defined in the Existing Term Loan Credit Agreement) existing, under the Existing Term Loan Credit Agreement based on any facts or events occurring or existing at or prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Term Loan Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all outstanding Term Loans of the Borrower that are not being paid on such date and remain outstanding as of such date under the Existing Term Loan Credit Agreement, shall be deemed to be outstanding Term Loans under the corresponding facilities described herein, without further action by any Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTERGY NEW ORLEANS, LLC

By: /s/ Kevin J. Marino
    Name: Kevin J. Marino
    Title: Assistant Treasurer

signature page to Entergy New Orleans, LLC A&R Term Loan Credit Agreement

BANK OF AMERICA, N.A.,
    as Administrative Agent and Bank

By: /s/ Holli Balzer
    Name: HOLLI BALZER
    Title: VICE PRESIDENT

signature page to Entergy New Orleans, LLC A&R Term Loan Credit Agreement

SCHEDULE I

LIST OF LENDING OFFICES
ENTERGY NEW ORLEANS, LLC
U.S. $70,000,000 Amended and Restated Term Loan Credit Agreement

Name of Bank	Lending Office

Bank of America, N.A.
Primary Credit Contact:
620 S Tryon St.
Charlotte, NC 28255

Attn: Holli Balzer
Telephone: 704-302-7836
Email: holli.deyerle@bofa.com

Secondary Credit Contact:
BANK OF AMERICA TOWER – CHARLOTTE
620 S Tryon St.
Charlotte, NC 28255

Attn: Tyler Sherman
Telephone: 980-388-5321
Email: tyler.sherman@bofa.com

Schedule-I-1

SCHEDULE II

COMMITMENT SCHEDULE

Name of Lender	Commitment Amount

Bank of America, N.A.	$70,000,000.00
TOTAL	$70,000,000.00

For the avoidance of doubt, the Term Loans have been made in the full amount of the Commitments on the Original Closing Date pursuant to the Existing Term Loan Credit Agreement. Such Term Loans are deemed outstanding Term Loans under Section 8.23 of this Agreement, and therefore the Commitments have been terminated.
Schedule-II-1

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Term Loan Credit Agreement identified below (as amended prior to the date hereof, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ______________________________

______________________________
1     For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2     For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3     Select as appropriate.
4     Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.    Assignee[s]:    ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]
3.    Borrower(s):    Entergy New Orleans, LLC
4.    Administrative Agent:    Bank of America, N.A., as the administrative agent under the Credit Agreement
5.    Credit Agreement:    $70,000,000 Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021, among Entergy New Orleans, LLC, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent
6.    Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Term Loans for all Lenders[7]	Amount of Commitment/Term Loans Assigned[8]	Percentage of Assigned Commitment/Term Loans	CUSIP Number
		$	$	%
		$	$	%
		$	$	%
[7.    Trade Date:    ______________]9
[Page break]

5     List each Assignor, as appropriate.
6     List each Assignee, as appropriate.
7     Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.
9     To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]10
[NAME OF ASSIGNOR]

By:______________________________
Title:
[NAME OF ASSIGNOR]

By:______________________________
Title:
ASSIGNEE[S]11
[NAME OF ASSIGNEE]

By:______________________________
Title:
[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]12 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent
By: _________________________________
Title:
10     Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11     Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12     To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:

ENTERGY NEW ORLEANS, LLC
By: ________________________________
Title:]13
13     To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
$70,000,000 Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021, among Entergy New Orleans, LLC, the Lenders parties thereto and Bank of America, N.A., as Administrative Agent
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.01(c)(i) and 5.01(c)(ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and
Annex-1-1

executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Annex-1-2

EXHIBIT B-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy New Orleans, LLC, Bank of America, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.10(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
 Name:
Title:
Date: ________ __, 20[ ]

B-1-1

EXHIBIT B-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy New Orleans, LLC, Bank of America, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.10(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
 Name:
Title:
Date: ________ __, 20[ ]

B-2-1

EXHIBIT B-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy New Orleans, LLC, Bank of America, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.10(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
 Name:
Title:
Date: ________ __, 20[ ]
B-3-1

EXHIBIT B-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy New Orleans, LLC, Bank of America, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.10(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
B-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
 Name:
Title:
Date: ________ __, 20[ ]

B-4-2